CODE of Ethics and Business Conduct



bio-techne®

VISION • MISSION • VALUES

Vision

Be Epic, Build an Epic Organization, Enable Epic Scientific Discovery

Mission

Epic Tools for Epic Science

Values

ENABLING

- Empower people
- Develop people
- Hold people accountable

PASSIONATE

- Make work enjoyable
- Stay energized
- Know why your work is important

INNOVATIVE

- Make things better
- Take risks worth taking
- Learn from failure

COLLABORATIVE

- Treat others well
- Share best practices
- Work across boundaries



HONESTY • INTEGRITY • RESPONSIBILITY

CEO's Message

Our success has been based on hard work and on an unwavering commitment to integrity in everything we do. It is one of our core values. An important step in meeting our day-to-day ethics and compliance responsibilities is to be mindful of our commitments --- to each other, to our customers, to our business partners, and to the communities where we work and live. Today's business environment is complex and much has changed in recent years, but one thing that has never changed is our belief that maintaining our good reputation is essential to our success.

Ethical behavior is everyone's responsibility at Bio-Techne. This Code of Ethics and Business Conduct provides information about our personal responsibilities, including complying with the law and applying our good judgment each and every day.

Of course this Code cannot answer all of your questions or address every situation, which is why we have resources available to answer your questions, respond to your concerns and follow up when problems occur. If you are unsure of what to do in particular circumstances, or if you are concerned that the Code, our policies or regulations are not being followed, you have a responsibility to speak up. A problem cannot be resolved unless it has first been identified. It's quite simple: if you have a question, or believe there may be a violation, speak up.

I believe the quality of our people and our commitment to ethics and compliance will not only enable us to succeed today, but will help us to achieve long term success. I am convinced that working together, with the help of this Code, we will not only meet our goals, but we will also continue to be proud of how we achieve success.

Thank you for your continuing commitment to the success of Bio-Techne.

Sincerely,

Charles (Chuck) Kummeth

President and Chief Executive Officer

Bio-Techne Corporation

Table of **Contents**



Introduction and **Overview**

Our Commitment to Ethics and Compliance

Every employee is responsible for helping to protect the reputation of Bio-Techne and all of its affiliated companies. We must always act with integrity; when we do, others will know they can trust us and will have confidence that we will be honest and fair. We want to be known as a company that honors its commitments and is a reliable business partner. When we do the right thing, we protect our reputation, and that will help us to succeed in today's complex and competitive business environment.

This Code is a summary of how we will do business in accordance with our values, policies, and various laws and regulations. It is designed to guide you when you have questions about what to do in specific situations.

Since Bio-Techne operates in many countries, we need to be especially aware of different laws and customs that apply, including healthcare laws. While we respect the norms of our customers, business partners and co-workers throughout the world, all employees must, at a minimum, comply with the standards and principles in this Code unless they are inconsistent with local law, in which case you should seek guidance from the Compliance Officer.

How to Use This Code

The Code is a resource when you need information about our policies or standards, or when you are faced with a difficult ethical situation.

It's impossible to anticipate every question you may have or every ethically difficult situation you might face. So, in addition to the Code, Bio-Techne also has other resources that can be of help. These additional resources are identified throughout the Code. As always, the Company relies on you to use good judgment and to seek help when you need it.

To Whom This Code Applies

This Code applies to all employees, officers and directors at Bio-Techne and all of its affiliated companies. Business partners, such as distributors, consultants, and temporary employees, may in certain circumstances act as representatives of Bio-Techne. They are expected to follow the spirit of the Code, as well as any applicable contractual provisions, when working on our behalf.

Managers who supervise our business partners and temporary employees are responsible for ensuring that they understand our ethics standards. If a distributor or other business partner fails to comply with our ethics and compliance expectations and their related contractual obligations, their contract with us may be terminated.

Asking Questions – Using the Integrity Line

If you see or suspect any illegal or unethical behavior, or you have a question about what to do, talk to your supervisor and ask for help.

Sometimes, you may not be able to talk about an issue with your supervisor. If that's the case, you have several options. You may contact the Compliance Officer, Human Resources, the Legal Department, your business unit leader, or any other executive officer. You also have the option to call Bio-Techne's Integrity Line or to make a report via the internet.

The Company will make every reasonable attempt to ensure that your concerns are addressed appropriately.

What to Expect When
Using the Integrity Line

The Integrity Line and the web portal are available 24 hours a day, seven days a week. Trained specialists from an independent third party provider of corporate compliance services will answer your call, document your concerns and forward a written report to Bio-Techne's Compliance Officer for further investigation.

When you contact the Company's Integrity Line or make a report, you may choose to remain anonymous where allowed by local law. All contacts will be treated equally whether you report anonymously or give your name.

After you make a report, you will receive an identification number so you can follow up on your concern. Following up is especially important if you have submitted a report anonymously, as we may need additional information in order to conduct an effective investigation. This identification number will also enable you to track the resolution of the case; however, please note that, out of respect for privacy, the Company will not be able to inform you about individual disciplinary actions.

Any report you make will be kept confidential to the extent possible by all individuals involved with reviewing and, if necessary, investigating it.

Bio-Techne has an opportunity to improve every time you ask a question or raise a concern.

When you take action, speak up and report questionable conduct, you are protecting your colleagues and our reputation. Remember, an issue cannot be addressed unless it is brought to someone's attention.

question **Our supervisor typically does nothing**

when concerns about potential misconduct are brought to her attention and I believe she has made things difficult for employees who have raised issues. Now I have a problem. A co-worker is doing something that I believe to be ethically wrong. What should I do?

Take action and speak up. You are encouraged to report misconduct. While starting with your supervisor is often the best way to efficiently address concerns, if you do not believe that it is appropriate or do not feel comfortable doing so, you should talk to another member of management, or any of the resources listed in the Code.

question **What if someone misuses the Integrity Line, makes an anonymous call, and falsely accuses someone of wrongdoing?**

Experience has shown that the Integrity Line is rarely used for malicious purposes, but it is important to know that we will follow up. Anyone who uses the Integrity Line in bad faith to spread falsehoods or threaten others, or with the intent to unjustly damage another person's reputation, will be subject to disciplinary action up to and including termination.

Our Non-Retaliation Policy

You can report ethical violations in confidence and without fear of retaliation. Bio-Techne will not tolerate any retaliation against an employee who asks questions or makes reports of possible violations of the Code or policies.

question **I suspect there may be some unethical behavior going on in my department involving my supervisor. I know I should report my suspicions, and I'm thinking about using the Integrity Line, but I'm concerned about retaliation.**

You should report misconduct, and in your situation using the Integrity Line is a good option. We will investigate your suspicions and may need to talk to you to gather additional information. After you make the report, if you believe you are experiencing any retaliation, you should report it. We take claims of retaliation seriously. Reports of retaliation will be thoroughly investigated and, if they are true, retaliators will face discipline up to and including termination.



Bio-Techne's Guidelines for **Making Good Decisions**

Making the right decision is not always easy. There will be times when you'll be under pressure or unsure of what to do. Always remember when you have a tough choice to make, you're not alone. Your colleagues and management are available to help, and you have other resources to turn to, including the Code, our policies, your supervisor, the Compliance Officer and the Integrity Line.

When faced with a tough decision, it may help to ask these questions about the action you are considering:

- Is it legal?
- Is it consistent with the Code and policies?
- Is it based on a thorough understanding of the risks involved?
- Would I still be comfortable with the decision if it appeared in the newspaper?

If the answer to any of these questions is no, stop and seek help to identify a better course of action.

question **My department is sometimes asked to achieve very aggressive financial targets. Sometimes I feel pressured to violate the Code and policies to achieve these financial goals. Is this acceptable?**

No. While successful businesses set high goals and employees strive to achieve them, you should never violate the Code or Bio-Techne's policies to achieve your or the department's objectives.

Employee Responsibilities

Each of us must take responsibility for acting with integrity, even when this means making difficult choices. Meeting our responsibilities is what enables us to succeed and grow – today and in the future.

- Always act in a professional, honest and ethical manner when representing the Company.
- Know the information in the Code and policies, paying particular attention to the topics that pertain to your job responsibilities.
- Complete all required employee training in a timely manner and keep up-to-date on current standards and expectations.
- Report concerns about possible violations of laws, regulations or the Code to your supervisor or any of the resources listed in this Code.
- Cooperate and tell the whole truth when responding to an investigation or audit
- Never alter or destroy records in response to an investigation or when an investigation is anticipated.

Achieving Goals is No Excuse

Remember, no reason, including the desire to meet business goals, should ever be an excuse for violating laws, regulations, the Code or Company policies.

question **I'm a manager and I'm not clear what my obligations are if someone comes to me with an accusation – and what if it involves a senior leader?**

No matter who the allegation involves, you should report it. Bio-Techne provides several avenues for reporting concerns. If for any reason you are uncomfortable making a report to a particular person, you may talk to any of the other resources listed in the Code or another member of management.

Additional Responsibilities of Bio-Techne's Management

Bio-Techne managers are expected to meet the following additional responsibilities:

- Lead by example. Managers are expected to exemplify the highest standards of ethical business conduct.
- Help create a work environment that focuses on building relationships, recognizes hard work, and values mutual respect and open communication.
- Be a resource for others. Communicate to employees, consultants and contract workers about how the Code and policies apply to their daily work.
- Be proactive. Look for opportunities to discuss and address ethics and challenging situations with others.
- Create an environment that can allow everyone to feel comfortable asking questions and reporting potential violations of the Code and policies. Respond quickly and effectively to concerns that are brought to your attention.
- Never ask another or pressure anyone to do something that you would be prohibited from doing yourself.
- Ensure that Company resources are used properly and productively.
- Be aware of the limits of your authority and do not take any action that exceeds those limits. Delegate authority only where permissible and never delegate authority to any individual who you believe may engage in unlawful conduct or unethical activities. See *Delegation of Management Authority Policy.*
- If you supervise third parties, ensure that they understand their ethics and compliance obligations.

Employees Usually Seek Help from Managers First

Managers should not consider ethics concerns as a threat or challenge to their authority – employees generally go to their supervisors first with any question or concern. We want an open, honest and trustful dialogue to become a natural part of daily work. However, employees are permitted to use other resources first instead of their supervisors.

question **I'm a manager. If I observe misconduct in an area not under my supervision, am I still required to report the issue?**

You are chiefly responsible for employees, contractors and third parties under your supervision, but all Bio-Techne employees are encouraged to report any misconduct they become aware of. And as a leader, you have special responsibilities to take action. The best approach is to talk first with the supervisor who oversees the area where the problem is occurring, but if this doesn't work, or isn't feasible, you should use other resources listed in the Code.

Cooperating with Investigations, Audits and Inquiries

All employees are expected to cooperate fully and truthfully with investigations, audits and inquiries. With respect to inquiries from regulators, we must never mislead any investigator and never alter or destroy documents or records in response to an investigation.

All requests from regulators or other government representatives for information other than what is provided on a routine basis should be reported to the Legal Department immediately. When we are notified of an external investigation, we will take prompt action to preserve relevant documents.

question **I just learned that a good friend of mine has been accused of sexual harassment and that an investigation is being launched. I can't believe it's true and I think it's only fair that I give my friend an advance warning or a 'heads up' so he can defend himself. Don't I have a responsibility as a friend to tell him?**

Under no circumstances should you give him a 'heads up.' Your friend will be given the opportunity to respond to these allegations and every effort will be made to conduct a fair and impartial investigation. An allegation of sexual harassment is a very serious matter with implications not only for the individuals involved but also for the Company. Alerting your friend could jeopardize the investigation and expose the Company to additional risk and possible costs.

Accountability and Discipline

Violating relevant laws, regulations or the Code, or encouraging others to do so, exposes the Company to liability and puts Bio-Techne's reputation at risk. If an ethics or compliance problem does occur, you are encouraged to report it so that an effective solution can be developed. You should also understand that violations of laws or regulations may result in legal proceedings and penalties including, in some circumstances, criminal prosecution.

Waivers and Exceptions

Management will regularly reassess this Code and recommend changes to the Board of Directors for approval. In extremely limited circumstances, the Company may find it appropriate to waive a provision of the Code.

All such waivers may be granted only by the Board of Directors or the Audit Committee for executive officers or members of the Board, and by the Chief Executive Officer in consultation with the Compliance Officer for all other employees. All waivers granted to executive officers and members of the board will be disclosed as required by law.



Maintaining Respect and Integrity in **Our Work Environment**

We owe each other honesty, respect and fair treatment; we should always treat others as we want to be treated. This is the basis of our commitment to one another and it is the foundation of our success. To maintain that shared commitment, and to attract and keep talented individuals, it is vital that we continue to have a supportive, professional and respectful work environment.

Maintaining this respectful environment not only helps Bio-Techne succeed; it also creates the setting for each of us to thrive and to reach our full potential. What follows are some of the key areas where we must be guided by our commitment to each other.

Honoring Our Differences

Bio-Techne helps bring together employees with a wide variety of backgrounds, skills and cultures. Combining such a wealth of talent and resources creates the diverse and dynamic teams that consistently drive our results.

Our colleagues, job applicants and business partners are entitled to respect and should be judged on the basis of their qualifications, demonstrated skills and achievements.

We support laws prohibiting discrimination based on a person's race, color, gender, national origin, age, religion, disability, veteran status, marital status, sexual orientation or other protected characteristics.

Make sure you:

- Treat others respectfully and professionally.
- Promote diversity in hiring and other employment decisions.
- Do not discriminate against others on the basis of any other characteristic protected by law or Company policy.

Watch out for:

- Comments, jokes or materials, including emails, which others might consider offensive.
- Inappropriate bias when judging others. If you supervise others, judge them on performance. Avoid introducing unrelated considerations into your decisions. Use objective, quantifiable standards.

To learn more:

- Discuss any questions or concerns about diversity and equal opportunity with your supervisor or Human Resources.
- Refer to your local employee or personnel handbook or policies.

question **One of my co-workers sends e-mails containing jokes and derogatory comments about certain nationalities. They make me uncomfortable, but no one else has spoken up about them. What should I do?**

You should notify your immediate supervisor or Human Resources. Sending such jokes violates our values as well as our policies pertaining to the use of e-mail and our standards on diversity, harassment and discrimination. By doing nothing, you are condoning discrimination and tolerating beliefs that can seriously erode the team environment that we have all worked to create.

Harassment-Free Workplace

We all have the right to work in an environment that is free from intimidation, harassment and abuse.

Verbal or physical conduct by any employee that harasses another, disrupts another's work performance, or creates an intimidating, offensive, abusive, or hostile work environment is not part of our culture.

At Bio-Techne,
we do not tolerate:

- Threatening remarks, obscene phone calls, stalking or any other form of harassment.
- Causing physical injury to another.
- Intentionally damaging someone else's property or acting aggressively in a manner that causes someone else to fear injury.
- Threatening, intimidating or coercing others on or off the premises -- at any time, for any purpose.
- Firearms or other weapons and/or hazardous materials on Company property, parking lots, and alternate work locations maintained by Bio-Techne or at Company sponsored events, unless permitted by law.

A common form of harassment is sexual harassment, which in general occurs when:

- Sexually-based actions that are unwelcome are made a condition of employment or used as the basis for employment decisions such as a request for a date, a sexual favor, or other similar conduct of a sexual nature.
- An intimidating, offensive, or hostile work environment is created by unwelcome sexual advances, insulting jokes, or other offensive verbal or physical behavior of a sexual nature.

Make sure you:

- Help each other by speaking out when a co-worker's conduct makes others uncomfortable.
- Never tolerate sexual harassment, including requests for sexual favors, or other unwelcome verbal or physical conduct of a sexual nature.

- Demonstrate professionalism. Do not visit inappropriate internet sites or display sexually explicit or offensive pictures.

- Promote a positive attitude toward policies designed to build a safe, ethical and professional workplace.

- Report all incidents of harassment and intimidation that may compromise our ability to work together and be productive.

Watch out for:

- Unwelcome remarks, gestures or physical contact.

- The display of sexually explicit or offensive pictures or other materials

- Sexual or offensive jokes or comments (explicit or by innuendo) and leering.

- Verbal abuse, threats or taunting.

To learn more:

- Discuss any questions or concerns about harassment, with Human Resources or the Compliance Officer.

- Refer to your local employment or personnel handbook or policies for more detail.

question **While on a business trip, a colleague of mine repeatedly asked me out for drinks and made comments about my appearance that made me uncomfortable. I asked him to stop, but he wouldn't. We weren't in the office and it was 'after hours' so I wasn't sure what I should do. Is it harassment?**

Yes it is. This type of conduct is not tolerated, not only during working hours but in all work-related situations including business trips. Since you already told your colleague such actions were inappropriate and he did not stop, you need to report the problem.

Employee Privacy

In recent years, individuals, companies and governments have grown increasingly concerned about the privacy and security of personal information. As a result, laws protecting personal information and how it may be collected, shared, and used are becoming more common.

Many of us have access to personal information related to our colleagues and others. While protecting this information may now be a legal requirement in some jurisdictions, for us at Bio-Techne privacy has always been a matter of trust.

Make sure you:

- Learn about the types of information which are given heightened protection by the law and Company policy (such as personally identifiable information, like government-issued identity and bank account numbers) and protect them through appropriate means (such as encryption or other types of limited access).

- Protect the confidentiality of personal information of current and former employees, as well as job applicants, business partners and customers.

- Never share employees' information outside the Company.

- Don't access, discuss or share confidential employee information unless there is a legitimate business reason to do so.

- Consult the Legal Department if law enforcement or regulatory authority or any other person outside the Company requests employee information.

- Return or destroy personal information that is no longer required by you for business reasons in accordance with our records retention policies.

- Only share confidential employee information within the Company if it is

necessary and you have made sure it will be appropriately protected.

- Immediately report to a manager any loss or inadvertent disclosure of employee information.

Watch out for:

- Unintentional exposure of confidential employee information in public settings such as on phone calls or while working on your laptop.

- The loss of control of confidential information. When sending personal information across borders or to third parties, make sure that the transmissions are for legitimate business reasons and that they comply with local law.

To learn more:

- Discuss any questions or concerns about employee privacy and confidential information with Human Resources or the Legal Department.

Safe and Healthy Work Environment

Bio-Techne is committed to providing a safe and healthy work environment for employees and visitors to our facilities. Each of us is responsible for acting in a way that protects ourselves and others.

Be proactive and speak up. The more we communicate, the better we can respond to any unsafe or unhealthy working conditions.

Situations that may pose a health, safety or environmental hazard must be reported immediately. We can only achieve our goal of a safe and healthy workplace through the active participation and support of everyone.

Make sure you:

- Observe the safety, security and health rules and practices that apply to your job.

- Always display and swipe your personal identification badge when entering and exiting secure areas and do not allow others to enter without properly swiping their personal identification badges.

- Notify your supervisor, Safety, or your building's facilities group immediately about any unsafe equipment, or any situation that could pose a threat to health or safety or damage the environment. All employees have the right and responsibility to stop any work they feel may be unsafe.

- Comply with safety and health policies and procedures.

- Maintain a neat, safe working environment by keeping work stations, aisles and other work spaces free from obstacles, wires and other potential hazards.

Watch out for:

- Unsafe practices or work conditions.

- Lax enforcement of security standards, such as facility entry procedures and password protocols.

- Possession of a firearm, deadly weapon or explosives is not permitted on the company premises at any time, except as authorized by law.

To learn more:

- Discuss any questions or concerns about environmental, health and safety with your manager, Human Resources or with the safety officer.

- Refer to local employee handbook or safety policies.

Alcohol and Drug-use

- While at work or on Company business, you should never be impaired, and always ready to carry out your work duties.
- While conducting Bio-Techne business, do not use, possess or be under the influence of illegal drugs or any substance, including prescription drugs, that could interfere with a safe and effective work environment or harm the Company's reputation.

question **I've noticed some practices that we do in my area they don't seem safe. Who can I speak to? I'm new here, and don't want to be considered a troublemaker.**

Thank you for being attentive. Discuss your concerns with your supervisor or Human Resources. There may be very good reasons for the practices, but it's important to remember that raising a concern about safety does not cause trouble, it is being responsible.

question **Are subcontractors expected to follow the same Health, Safety and Security policies and procedures as employees?**

Absolutely. Managers and supervisors are responsible for ensuring that subcontractors and vendors at work on Bio-Techne premises understand and comply with all applicable laws, and regulations governing the particular facility, as well as with additional requirements the Company may impose.

Respect



Avoiding CONFLICTS OF INTEREST AND IMPROPER GIFTS AND ENTERTAINMENT

Avoiding
Conflicts of Interest and Improper Gifts and Entertainment

Conflicts of Interest

A conflict of interest happens whenever you have a competing interest that may interfere with your ability to make an objective decision for Bio-Techne. Each of us is expected to use good judgment and avoid situations that can lead to even the appearance of a conflict which can undermine the trust others place in us and damage our reputation.

Conflicts of interest may be actual, potential or even just a matter of perception. Since these situations are not always clear-cut, you need to fully disclose them to your supervisor so that we can properly evaluate, monitor and manage them.

Make sure you:

- Avoid conflict of interest situations whenever possible.
- Always make business decisions in the best interest of the Company.
- Discuss with your manager full details of any situation that could be perceived as a potential conflict of interest. Your manager may share your concern or require that you disclose the situation to the Compliance Officer.
- Think ahead and proactively address situations that may put your interests or those of a family member or friend in potential conflict with the Company.

Watch out for:

Situations including the following, which are common examples of potential conflicts of interest:

Corporate Opportunities

If you learn about a business opportunity because of your job, it belongs to Bio-Techne first. This means that you should not take that opportunity for yourself unless you get written approval from your supervisor or the Compliance Officer.

Friends and Relatives

On occasion, it is possible that you may find yourself in a situation where you are, or could be, working with a close friend or relative who works for a customer, supplier, competitor, etc. Since it is impossible to anticipate all situations that may create a potential conflict, you should disclose your situation to your supervisor in order to determine if any precautions need to be taken.

Outside Employment

To ensure that there are no conflicts and that potential issues are addressed, you always need to disclose and discuss outside employment with your supervisor. If approved, you need to ensure that this outside activity does not interfere with or detract from your work. Working for a competitor, supplier, or customer may raise conflicts that will need to be resolved. Also, any approved side or personal business should not compete or do any business with Bio-Techne.

Personal Investments

You should not have a significant investment in, or obligation to, one of Bio-Techne's competitors, suppliers, customers or business partners unless you have obtained permission from the Compliance Officer. "Significant" is hard to define, but as a rule of thumb, it means that your investment should not be big enough for someone to reasonably think that you would do something at Bio-Techne's expense to help your investment. If you are unsure whether there is a conflict, you should ask for additional guidance.

Civic Activities

Unless company management specifically asks you to do so, you shouldn't accept a seat on the board of directors or advisory board of any of our competitors, suppliers, customers or partners, especially if your current job gives you the ability to influence our relationship with them.

To learn more:

- Discuss any questions or concerns about conflicts of interest with your supervisor, Human Resources or the Compliance Officer.
- Refer to your local employee handbook or policies.

Gifts and Entertainment

In the right circumstances, a modest gift may be a thoughtful "thank you," or a meal may be an appropriate setting for a business discussion which strengthens a professional relationship. However, if not handled carefully, the exchange of gifts and entertainment can look like a conflict of interest, especially if it happens frequently or if the value is large enough that someone could reasonably think it is influencing a business decision.

When it comes to gifts and entertainment, our position is straightforward – we do not accept or provide gifts, favors, or entertainment if the intent is to influence a business decision.

Gifts and entertainment, before you act: Think before act

Gifts and entertainment come in all different forms: shirts, pens, dinners, tickets to sporting events, to name just a few examples. Before you accept or offer gifts, entertainment or business courtesies, think about the situation – Does it legitimately support Bio-Techne's interest? Is the amount reasonable and customary? Would this embarrass you or the Company if it was on the front page of the newspaper?

Make sure you:

- Only provide and accept gifts and entertainment that are reasonable complements to business relationships.
- Never accept gifts of any kind from a business partner with whom you are involved in contract negotiations.
- Exchange gifts and entertainment that foster goodwill in business relationships, but never provide or accept gifts, and entertainment that obligate or appear to obligate the recipient.
- Do not request or solicit personal gifts, favors, entertainment, or services.
- Accepting gifts of cash or cash equivalents (such as gift cards) from third parties is never allowed.
- Do not give or accept any single gift worth more than US$100 or multiple gifts worth more than a total of US$100 in a year without prior approval from the Compliance Officer or an Executive Officer.
- Understand and comply with the policies of the recipient's organization before offering or providing gifts, favors or entertainment.
- Be careful when using agents who represent us or third parties who introduce business partners to us. Monitor them during the duration of any agreement to ensure they live up to our high standards.
- Raise a concern whenever you learn of any sign or "red flag" that a colleague, third party or other agent of the Company may be engaged in any attempt to improperly influence a decision of a customer or government official.

Watch out for:

- Situations that could embarrass you or the Company, including entertainment at sexually oriented establishments.
- Business partners or customers who may have gift and entertainment standards that are stricter than ours.
- Business partners that appear to be privately held but are actually considered government entities.
- Gifts, favors or entertainment that may be reasonable for a privately owned customer but not for a government official or agency.
- Third parties or agents who are thought to be valuable primarily for their personal ties rather than for the services they perform or who request compensation out of proportion to their services.

To learn more:

- Discuss any questions or concerns about gifts and entertainment with the Compliance Officer.
- Refer to the Company's Travel and Expense Policy
- Refer to the Bio-Techne Global Anti-Corruption Policy and related materials.

question **When I was traveling, I received a gift from a business partner that I believe was excessive. What should I do?**

You need to let your manager know or report it to the Compliance Officer as soon as possible. We may need to return the gift with a letter explaining our policy. If a gift is perishable or impractical, or it would be considered rude or a loss of face to return, another option may be to distribute it to employees or donate it to charity, with a letter of explanation to the donor.

question **During contract negotiations with a potential new supplier, the new supplier mentioned that they had a complimentary registration to a local business seminar. They are unable to attend and asked if I would like to go in their place. I had been thinking of attending the seminar anyhow, since the subject of the seminar applies to my work. There's no personal gain to me, it would be good for Bio-Techne, and it would be a shame to waste the registration, I planned on saying 'yes.' Now I wonder if that would be the right decision.**

You should decline the offer. If you are involved in contract negotiations, you must never accept any gifts while the negotiation process is on-going. Accepting gifts during negotiations can give the appearance of a 'quid pro quo' and is always inappropriate.

Gifts and Entertainment of Government Representatives

The Company is committed to meeting the many special legal, regulatory and contractual requirements that apply to government-related work around the world. These requirements may apply to bidding, accounting, invoicing, subcontracting, employment practices, contract performance, gifts and entertainment, and other matters.

In addition, Bio-Techne may be legally obligated to impose these requirements on any distributors or agents who represent us. You must always make sure you know whether you are dealing with a government-related entity. This is not always obvious. Businesses such as hospitals, clinics and universities may be owned or controlled by a government, in whole or in part, and subject to special rules. When in doubt, discuss the situation with your manager or the Compliance Officer.

Honesty



Working with OUR CUSTOMERS AND BUSINESS PARTNERS

Working with
Our Customers and Business Partners

Honest and Fair Dealing

We treat our customers and business partners fairly. We work to understand and meet their needs while always remaining true to our own ethical standards. We tell the truth about our services and capabilities and we do not make promises we can't keep.

In short, we treat our customers and business partners as we would like to be treated.

Marketing and Advertising Standards

Marketing of Bio-Techne must be truthful and accurate. Our advertising and promotions, and that of our distributors and other business partners, must always be tasteful and not offensive to the Company, customers and the general public. False claims about competitors' products or services are never acceptable.

Make sure you:

- Treat each customer and business partner fairly and honestly.
- Talk to your supervisor if you believe there any issues with our customer service or business partner relations.
- Never follow the request from a customer or business partner to do something that you regard as unethical or unlawful.
- Promise what you can deliver and deliver what you promise.

Watch out for:

- Temptations to tell customers and business partners what you think they want to hear rather than the truth; if a situation is unclear, begin by presenting a fair and accurate picture as a basis for decision.

To learn more:

- Discuss any questions or concerns about our marketing standards or customer service with our sales and marketing leadership.
- Contact the Legal Department or Compliance Officer with any potential legal or ethical concerns relating to our marketing or sales practices.

Protecting the Private and Confidential Information of Others

Our customers and our business partners place their trust in us. We must protect their confidential information.

Make sure you:

- Learn about the types of information which are given heightened protection by the law and Company policy (such as personally identifiable information, like government-issued identity cards and bank account numbers) and protect them through appropriate means (such as encryption or other types of limited access).
- Never share third party confidential information outside the Company except as authorized.
- Respect the copyrights, trademarks and license agreements of others when dealing with printed or electronic materials, software or other media content.
- Immediately report any loss, misuse or theft of third party confidential information or intellectual property.

Watch out for:

- Requests by business partners for information about our customers or about our other business partners.
- Unintentional exposure of third party information in public settings such as on phone calls or while working on your laptop.

To learn more:

- Discuss any questions or concerns about the privacy of others with the Legal Department or Business Development.
- Contact the Compliance Officer if you have any concerns about our practices related to treatment of third party confidential information.

Product Quality

Exceptional quality of our products is our top commitment to our customers. Bio-Techne will comply with applicable laws and standards to deliver on this pledge.

Make sure you:

- Do your part to rigorously meet or exceed professional industry standards and customer expectations regarding the safety and quality of our products.
- Notify your supervisor or other management immediately if you believe there is a product quality issue, so that appropriate action can be taken, if necessary.

Watch out for:

- Any compromise in the high quality of our products.
- Pressure from employees or managers to cut corners on our quality standards.

To learn more:

- Discuss any questions or concerns about product quality with our Quality Department.
- Refer to the Quality Policy

Competitive Intelligence

Information about competitors is a valuable asset in today's competitive business environment. When collecting business intelligence, Bio-Techne employees and others working on our behalf must always live up to the highest ethical standards.

We must never engage in fraud, misrepresentation or deception to obtain information. Nor should we use invasive methods to "spy" on others. We also need to be careful when accepting information from third parties. You should know and trust their sources and be sure that the knowledge they provide is not protected by trade secret laws, or non-disclosure or confidentiality agreements.

While we employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

Make sure you:

- Obtain competitive information only through legal and ethical means, never through misrepresentation.
- Never contact a competitor regarding their confidential information.
- Respect the obligations of others to keep competitive information known to them as confidential.
- Do not induce or receive confidential information of other companies.
- Make sure that third parties acting on our behalf live up to our standards.
- Do not disclose suppliers' non-public pricing information.

Watch out for:

- Retaining papers or computer records from prior employers in violation of laws or contracts.
- Using anyone else's confidential information without appropriate approvals.
- Using job interviews as a way of collecting confidential information about competitors or others.
- Asking new employees to discuss confidential information from their previous employer.
- Receiving suggestions from third parties for new products, product features, or services when the source of the original idea is not fully known.
- Obtaining information through any behavior that could be construed as "espionage", "spying" or which you would not be willing to fully disclose.
- Relying, without verification, on third parties' claims that business intelligence was obtained properly.

To learn more:

- Discuss any questions or concerns about collecting business intelligence with the Business Development or Legal Departments.

question **One of my direct reports who recently joined Bio-Techne from a competitor has brought with her a customer list and price list of the competitor. She says she plans to use it to our advantage. Should I just ignore this and let her do it?**

No. If an employee retains competitor information it can result in legal action by the competitor. Tell her not to use the information. If she insists, or if you believe she will use the information anyway, you must report this to the Legal Department for appropriate action.

Government Contracting

Bio-Techne conducts business with governments and government-owned entities. Our policy is to comply fully with all applicable laws and regulations that apply to government contracting and transactions.

Leaders who oversee work with governments and government-owned entities must remain up-to-date on relevant regulations and should contact the Legal Department with any questions. Special care should be taken to ensure that any third party, while acting on behalf of the Company to provide goods or services on government projects, is aware of and abides by our high standards and their contractual obligations.

Make sure you:

- Never make or cause to be made to the government a false or fraudulent statement or a false claim for payment, whether orally or in writing. This includes bids, proposals, and requests for payment. The pricing and other terms established for a particular government contract should be followed for that contract.

- Never provide anything of value to a government employee for an improper purpose. Be aware that many government employees are subject to strict rules which basically require them to pay for their own expenses with limited exceptions.

- Always use legitimate methods to obtain a contract. Never seek or receive information that the Company is not authorized to possess, including, but not limited to, confidential or proprietary data, pricing information of other competitors for government contracts, and non-public government documents relating to bidding or source selection.

- Always comply with relevant conflict of interest restrictions.

Watch out for:

- Internal pressure from colleagues to “stretch the truth” in an effort to secure a government contract.

- Confidential, proprietary or otherwise non-public information related to competitors or government customers that should not be considered in the government contracting processes. Such information is not always marked.

To learn more:

- Discuss any questions or concerns about government contracting with the Legal Department.



Protecting

Our Information and Assets

Protecting OUR INFORMATION AND ASSETS

Protecting Company Assets

We are entrusted with Bio-Techne's assets and are personally responsible for protecting them and using them with care. Company assets include funds, facilities, equipment, information systems, intellectual property and confidential information.

Make sure you:

- Only use Bio-Techne assets for legitimate business purposes.
- Minimize personal use of Company assets. Personal use of Company assets is discouraged, should be kept to a minimum and should have no adverse effect on productivity and the work environment.
- Do not use Bio-Techne equipment or information systems to create, store or send content that others might find offensive.
- Do not share passwords or allow other people, including friends and family, to use Bio-Techne resources.
- Avoid any use of Company assets that might cause loss to the Company or damage to the assets.
- Immediately notify your supervisor, the Chief Financial Officer, the Legal Department or the Compliance Officer if you suspect any fraud, misuse or theft of Company assets.
- Only use software that has been properly licensed. The copying or use of unlicensed or "pirated" software on Company computers or other equipment to conduct Company business is strictly prohibited. If you have any questions about whether or not a particular use of software is licensed, contact the IT Department.

Watch out for:

- Company property that is not secured when not in use.
- Requests to borrow or use Bio-Techne equipment without approval.
- Unknown individuals without proper credentials in our facilities.
- Excessive use of Bio-Techne resources for personal purposes.
- Lax enforcement of electronic access control cards.
- Sharing of passwords.

To learn more:

- Discuss any questions or concerns about protecting Company assets with the Legal Department.
- Refer to your local employee handbook or policies.
- Refer to the MIS Security Policy.

Proper Use of Electronic Media

We rely heavily on computer assets to meet operational, financial and compliance requirements. These systems and related data files are important assets of the company that must be protected.

Whether using company information technology or personal devices, we meet company standards to protect our technology, data and content as well as that of third parties, and we don't share confidential information with people outside or inside the company unless it's necessary and we're authorized to do so.

Limited, personal use of company assets – electronic media, phones and email - is permitted as long as such use is kept to a minimum and has no adverse effect on productivity and the work environment.

Confidential Company Information

One of our most valuable assets is information. Each of us must be vigilant and protect Bio-Techne's confidential information. This means keeping it secure, limiting access to those who have a need to know in order to do their job, and avoiding discussion of confidential information in public areas.

The obligation to preserve Bio-Techne's confidential information continues even after employment ends.

Make sure you:

- Use and disclose confidential information only for legitimate business purposes.
- Properly label confidential information to indicate how it should be handled, distributed and destroyed.
- Protect Company intellectual property and confidential information by sharing it only with authorized parties.
- Only store or communicate Company information using Bio-Techne's information systems or other authorized storage systems.

Watch out for:

- Discussion of confidential information when others might be able to overhear what is being said – for example on planes, elevators and when using mobile phones.
- Being careful not to send confidential information to unattended fax machines or printers.

To learn more:

- Discuss any questions or concerns about confidential Company information with the Legal Department.
- Review current company policies related to confidentiality obligations.

Intellectual Property

Bio-Techne's intellectual property (IP) is an important asset that must be protected. Some examples of our IP are:

- Business and marketing plans
- Company initiatives and strategic plans
- Customer lists
- Trade secrets, including many of our manufacturing protocols
- Systems, software and technology
- Patents and patent applications
- Trademarks and trade names

Promptly disclose to company management any inventions or other IP that you create while you are employed by Bio-Techne. If an invention may be patentable, fill out an invention disclosure form.

Properly label confidential information, including IP, to indicate how it should be handled, distributed and destroyed.

Protect IP by sharing it only with authorized parties.

Creating and Managing Our Business Records

Business partners, government officials and the public need to be able to rely on the accuracy and completeness of our disclosures and business records. Accurate information is also essential within the Company so that we can make good decisions.

Our financial books and records must be clear, complete and in compliance with accepted accounting rules and controls. Employees with a role in financial or operational recording or reporting have a special responsibility in this area, but all of us contribute to the process of recording business results and maintaining records. Each of us is responsible for helping to ensure the information we record is accurate, complete and maintained in a manner that is consistent with our system of internal controls.

If you suspect any irregularity relating to the integrity of our financial or business records, you need to report it immediately to your supervisor, the Chief Financial Officer or the Legal Department.

It is also vitally important that other records are accurate and complete, including all records relating to our Quality System, as well as invention and scientific discovery records. Customers rely on the accuracy of our manufacturing and quality control records to support the high quality of our products, and regulators require such accuracy. Our reputation as an innovative company is also important; integrity in our invention and other scientific records is vital both to our reputation as a company and to support our intellectual property portfolio.

Legal Holds

A legal hold suspends the destruction procedures for specified business records in order to preserve appropriate records under special circumstances, such as litigation or government investigations. Bio-Techne's Legal Department will determine and identify what types of records are required to be placed under a legal hold. Every employee, agent and contractor must comply with this policy.

If there is any question as to whether a record pertains to an investigation or legal proceeding or may be responsive to a subpoena, contact the Legal Department before disposing of the potentially responsive document. Note that records include not just documents, but also emails, computer files, and records in any other form.

Make sure you:

- Create accounting and business records that accurately reflect the truth of the underlying event or transaction.
- Record transactions as prescribed by our system of internal controls.
- Write carefully and clearly in all your business communications, including emails. Write with the understanding that someday they may become public documents.
- Sign only documents – including contracts, scientific notebooks and invention records– you have reviewed, are authorized to sign, and believe are accurate and truthful.
- Retain, protect and dispose of quality-system related records according to our Quality System policies. Records subject to legal hold notices, document preservation requests or regulatory requirements may be subject to additional protections.
- If you are uncertain about the validity of a financial entry or process, consult with the Controller or Chief Financial Officer.

Watch out for:

- False information on an expense report or time sheet. Do not record false sales or record them early, understate or overstate known liabilities and assets, or defer recording items that should be expensed.
- Financial entries that are not clear and complete, or that hide or disguise the true nature of any transaction.
- Undisclosed or unrecorded funds, assets or liabilities.
- Interference with the auditing of Bio-Techne's financial records.
- Inaccurate or incomplete scientific or quality system records.

To learn more:

- To discuss any questions or concerns about our quality system records management process, contact QA. For more information about financial systems and records, contact the Controller or Chief Financial Officer. If you have questions or concerns about legal holds, or other issues relating to this topic, contact the Legal Department.
- Refer to the *Quality System Records Policy* for record retention of quality system documents.
- Refer to the *Management Delegation of Authority Policy* for more information on the authority of management to execute agreements and authorize company actions.

question **At the end of the last quarter reporting period, my supervisor asked me to record additional expenses even though I had not yet received the invoices from the supplier and the work has not yet started. I agreed to do it, mostly because I didn't think it really made a difference since we were all sure that the work would be completed in the next quarter. Now I wonder if I did the right thing.**

No, you did not, but it is right to bring it up now, not just let it pass. Costs must be recorded in the period in which they are incurred. The work was not started and the costs were not incurred by the date you recorded the transaction. It was therefore a misrepresentation and, depending on the circumstances, could amount to fraud. The better action would have been to refuse, and to report it immediately to someone else in Accounting or to the Compliance Officer.

question **We received a complaint from one of our customers about the performance of one of our assays. After talking with the customer, I decided she was incompetent and the problem was with the customer and not the assay. I am overloaded with work and don't want the extra paperwork; since it is not a problem with our product, I decided not to record this as a complaint. Now one of my colleagues has reported me to our supervisor. Is this really such a big deal?**

You should have recorded it, even if you believed it was not a product quality problem. It is very important that all of our quality system records be complete and accurate, including any product complaints, regardless of fault.

Integrity



Following

the Letter and the Spirit of the Law

Insider Trading

Confidential information may not be used for personal benefit. Each of us is prohibited from trading securities or passing information on to others who then trade ("tipping") on the basis of material information before it is made publicly available to ordinary investors.

Material information is the kind of information a reasonable investor would take into consideration when deciding whether to buy or sell a security. Some examples of information about a company that might be material are:

- A proposed acquisition or sale
- A significant expansion or cutback of operations
- A significant product development or important information about a product
- Financial performance of the Company before it is released to the public

Make sure you:

- Do not buy or sell stock of any company when you have material, nonpublic information about that company.
- Do not communicate such material, nonpublic information to other people.

Watch out for:

- Requests by friends or family for information about companies that we do business with or have confidential information about. Even casual conversations could be viewed as illegal "tipping" of inside information.
- The risk of "tipping." You need to be very careful when you have material, non-public information to make sure you do not share it with anyone, either on purpose or by accident, unless it is

essential for Bio-Techne-related business. Giving this information to anyone else who might make an investment decision based on your inside information is considered "tipping" and is against the law regardless of whether you benefit from the outcome of their trading.

To learn more:

- Discuss any questions or concerns about insider trading with the Compliance Officer or your own lawyer.
- Refer to the *Bio-Techne Insider Trading Policy*.

question **I overheard a hallway conversation between two executives about a possible acquisition by Bio-Techne. I did not hear any of the details, but I did hear the name of the company. I had been planning to exercise some options and sell stock. Can I still do that?**

'Material information' includes any information that a reasonable investor would consider important when deciding whether to buy, sell or hold stock. This can include information about acquisitions. If you're in doubt about whether certain information is material or has been released to the public, don't trade until you have consulted with the Legal Department or your own lawyer.

Fair Competition Laws

We believe in free and open competition, and comply with global fair competition laws. We do not seek to gain competitive advantages through unethical or illegal business practices, but rather through superior performance.

We do not enter into agreements with competitors to engage in any unlawful anti-competitive behavior, such as colluding on prices or dividing up markets.

Make sure you:

- Avoid and report activities that promote unfair competition. Fair competition laws are complex and compliance requirements can vary depending on the circumstances, but in general, the following activities are red flags that should be reported to the Legal Department:
  - **Collusion** — when companies secretly communicate or agree on how they will compete. This could include agreements or exchanges of information on pricing, terms, wages, or allocations of markets.
  - **Bid-rigging** — when competitors or service providers manipulate bidding so that fair competition is limited. This may include comparing bids, agreeing to refrain from bidding or knowingly submitting noncompetitive bids.
  - **Tying** — when a company with market power forces customers to take products or services that they do not want or need.
  - **Predatory pricing** — when a company with market power sells a product or service below cost so as to eliminate or harm a competitor, intending to recover the loss of revenue later by raising prices after the competitor has been eliminated or harmed.
- Never share the Company's competitively sensitive information with a competitor of the Company without checking first with the Legal Department.
- Never share competitively sensitive information of business partners or other third parties with their competitors. Never take advantage of anyone through manipulation, abuse of privileged information, misrepresentation of facts, or any other intentionally unethical or illegal action.

Watch out for:

- Temptations to engage in informal conversations with competitors about competitively sensitive information. A conversation may be a breach of fair competition law whether it is formal or informal.
- Use or dissemination of non-public information about competitors from new hires or candidates for employment.
- Conversations with competitors that could be perceived as limiting competition. If such a conversation begins, leave the meeting immediately and report it to the Legal Department.

To learn more:

- Discuss any questions or concerns about fair competition laws and anti-competitive business practices with the Legal Department.

question **I received sensitive pricing information from one of our competitors. What should I do?**

You should contact the Legal Department without delay and before any further action is taken. It is important that from the moment we receive such information we demonstrate respect for fair competition laws and we make clear that we expect others to do the same. This requires appropriate action that can only be decided on a case-to-case basis and may include sending a letter to the competitor.

question **I was asked to participate in an industry survey conducted by a third party, who will aggregate the results and distribute them to participants. This survey could provide valuable information as we shape our market strategy in certain product areas. May I share sensitive competitive information with the third party.**

Sharing competitive information with a third party who will then aggregate the results to preserve confidentiality is likely lawful, since the data is shared in aggregate. You should check with your supervisor or the Legal Department before participating.

Anti-corruption and Bribery

All countries prohibit the bribery of their own public officials and many also prohibit the bribery of officials of other countries. Our policy goes beyond these laws and prohibits improper payments in all of our activities, both with governmental entities and in the private sector.

We do not pay bribes or kickbacks at any time for any reason. This applies equally to any person or firm who represents Bio-Techne, such as our distributors. The only exception is if a person's physical safety is threatened.

Key definitions - bribery, corruption and facilitation payments

Bribery means giving or receiving undue reward (or offering to do so) to influence the behavior of someone in government or business in order to obtain business or financial or commercial advantage.

Corruption is the abuse of an entrusted power for private gain.

Facilitation payments are typically small payments to a low-level government official that are intended to encourage the official to perform his responsibilities. Such payments are illegal under US law and the laws of many other countries, and are against our policy.

It is especially important that we carefully monitor third parties acting on our behalf. We must always be sure to perform due diligence and know our business partners, and all those through whom we conduct our business. We must know who they are and what they are doing on our behalf. Third parties must understand that they are required to operate in strict compliance with our standards and to maintain accurate records of all transactions.

If You Are Ever Offered or Asked for a Bribe

If you are offered or asked for a bribe, no matter how small, you must refuse it and clearly state Bio-Techne's policy of never engaging in bribery or corruption. You should then immediately report the incident to the Compliance Officer.

Giving or accepting any form of bribe is serious misconduct, and will be treated as a disciplinary matter.

Make sure you:

- Do not offer or accept bribes, kickbacks or any other improper payment, no matter how small;
- Keep accurate accounting records so that payments are honestly described and Company funds are not used for unlawful purposes; and
- Know who you are doing business with by following our third party due diligence procedures. Report any request for or offer of a bribe promptly to the Compliance Officer.

Watch out for:

- Apparent violations of the Foreign Corrupt Practices Act (U.S. law) or anti-bribery laws of other countries by our business partners.
- Agents who do not wish to have all terms of their engagement with Bio-Techne clearly documented in writing.

To learn more:

- Discuss any questions or concerns about anti-corruption and bribery with the Compliance Officer.
- Refer to the *Bio-Techne Global Anti-Corruption Policy* and related materials.

question **I work with a distributor in Latin America. I suspect that some of the money we pay him goes toward making payments or bribes to government officials. What should I do?**

This matter should be reported to the Legal Department or the Compliance Officer for investigation. If there is bribery and we fail to act, both you and Bio-Techne could be liable. While investigating these kinds of matters can be culturally difficult in some countries, any agent or representative doing business with a U.S. company should understand the necessity of these measures. It is important and appropriate to remind Bio-Techne distributors of this policy.

Global Trade

We honor the trade and import and export control laws of all countries in which we operate. We expect all of our business partners to do the same.

At times, export control laws in certain regions may conflict. To avoid problems, consult the Legal Department or the International Trade Compliance Department as early as possible about local laws addressing the export of products, services and technology.

Many countries prohibit dealing with specific countries or persons acting on their behalf, as well as transactions involving certain named narcotics traffickers and terrorists. Consult the Legal Department or the International Trade Compliance Department if you have any questions or concerns.

Boycotts

A boycott is an organized effort to coerce its target to take a specific action. Boycotts are enforced by refusing to buy, sell or use the target's products and/or services. As a U.S. company, we are subject to the anti-boycott provisions of U.S. law that require U.S. firms to refuse to participate in foreign boycotts that the United States does not sanction.

Bio-Techne and its employees will not participate in, and are required to promptly report to the U.S. Government, any request to join in, support, or furnish information concerning a non-U.S. boycott.

Make sure you:

- Know your customer and the ultimate destination and end use of our products.
- Obtain all necessary licenses before the export or re-export of products, services, or technology.
- Report complete, accurate, and detailed information regarding every imported product, its places of manufacture and its full cost.

Watch out for:

- Transferring technical data and technology to someone in another country, such as through the Internet, e-mail, conversations, meetings, and database access. This restriction applies to sharing information with other Company employees, as well as non-employees.
- Transporting Company assets that contain certain technology, such as files on a computer taken by an employee on a business trip to another country.

To learn more:

- Discuss any questions or concerns about international export and import with the Legal Department or the International Trade Compliance Department.

question **My work at Bio-Techne requires regular interaction with U.S. customs officials. As part of my job, I am routinely asked to provide the U.S. Customs Service with information about our imports and exports. Do I really need to contact the Legal Department prior to each and every submission of information to the government?**

The right approach here would be to discuss with the Legal Department the types of requests your department routinely receives from U.S. Customs. These routine requests, once understood by the Legal Department, could be handled without any legal review. Extraordinary requests would still require Legal Department review to ensure that you are responding accurately, fully and in accordance with the law.

Communicating with the Public

We are committed to honest, professional and legal communications to colleagues, business partners, and the public, while maintaining the company standards of integrity, objectivity and transparency. Bio-Techne needs a consistent voice when making disclosures or providing information publically. Therefore, it is important that only authorized persons speak on behalf of the Company.

Nothing in this Code restricts U.S. employees from engaging in activities that are protected under the federal labor laws, such as discussing their own wages or other terms of employment.

Make sure you:

- Refer inquiries about our sales or financial results, or strategic plan to the Chief Executive Officer or the Chief Financial Officer.
- Always get prior approval from your supervisor before writing articles for professional journals or other public communication when you are speaking on behalf of the Company. Additional approvals from the

Legal Department or senior management may also be required.

- Communications intended for cross-Company distribution require approval from Human Resources or senior management.
- Never give the impression that you are speaking on behalf of the Company in any personal communication, including user forums, blogs, chat rooms and bulletin boards, unless you are authorized to do so.

Watch out for:

- Any suggestion you speak for the Company in your personal communications, including in emails, blogs, message boards and social networking sites.
- Temptations to use your Company title or affiliation outside work for Bio-Techne – such as in charitable or community work – without making clear the fact that the use is for identification only and that you are not representing the Company.
- Invitations to speak "off the record" to reporters or others who ask you for information about the Company.

To learn more:

- Discuss any questions or concerns about communicating with the public with Human Resources or the Legal Department
- Refer to local employee handbook or policy for additional information.

Using Social Media

Be careful when writing communications that might be published online. If you participate in online forums, blogs, newsgroups, chat rooms, or bulletin boards, never give the impression that you are speaking on behalf of Bio-Techne and before you hit the "post" button think carefully. Your posted words may last a very long time.

Political Activities

You have the right to voluntarily participate in the political process including making personal political contributions. However, you must always make it clear that your personal views and actions are not those of the Company.

In addition, you must never use Bio-Techne funds, assets or resources to support any political candidate or party unless specifically permitted by law and authorized by the Chief Executive Officer.

Make sure you:

- Receive all necessary approvals before using any Company resources to support political activities.
- Ensure that your personal political views and activities are not viewed as those of the Company.
- Do not use Bio-Techne resources or facilities to support your personal political activities.

Watch out for:

- **Lobbying** - Interactions with government officials or regulators that could be seen as lobbying must be discussed in advance and coordinated with the Chief Executive Officer or the Legal Department.
- **Pressure** – Never apply direct or indirect pressure on another employee, customer or business partner to contribute to, support, or oppose any political candidate or party.
- **Improper influence** – Avoid even the appearance that you are making political or charitable contributions in order to gain favor or in an attempt to exert improper influence.
- **Conflicts of Interest** - Holding or campaigning for political office must not create, or appear to create, a conflict of interest with your duties.

To learn more:

- Discuss any questions or concerns about political contributions or political activities, with the Compliance Officer.



Serving
the Greater Good

Supporting Our Communities

Bio-Techne and its employees contribute actively to the communities where we do business. While each of us is encouraged to become involved in the life of our community by supporting causes and events, it is important to remember that we should not pressure others to contribute to or participate in our preferred charitable organizations.

Make sure you:

- Take community interests into account when making business decisions.
- Ensure that your personal support of charitable causes is not viewed as those of the Company.
- Follow the Company's policies and procedures for making and soliciting charitable contributions.

Watch out for:

- Requests from business partners to give to charitable causes. These requests must be approved as part of the Company process, like all other charitable contributions. If a business partner asks you to contribute from your own funds, consult the Human Resources Department to make sure doing so will not give the appearance of a conflict.

To learn more:

- Discuss any questions or concerns about charitable contributions and our work in the community with Human Resources.

Environmental Stewardship

Protection of the environment is a top priority for Bio-Techne. Bio-Techne has made a corporate commitment to proactive environmental preservation. As Bio-Techne employees, each of us has a responsibility to take steps to conserve the earth's resources and preserve the environment.

question **I have been asked by a local non-profit organization whether Bio-Techne can donate a copy machine for their office. The organization does good work in the community and may even benefit associates and their families who live nearby. Can the Company make such donations?**

Before any donations can be made, it must be clear that this will not in any way influence the recipient to provide the Company with an improper advantage. Then, the question is whether such donations are in line with the Company's general practice on charitable contributions. For this reason, you must obtain prior approval from Human Resources.

bio-techne®

Note that nothing in this Code of Ethics and Business Conduct restricts U.S. employees from engaging in activities that are protected under the National Labor Relations Act or other similar laws and regulations, such as discussing their own wages or other terms of employment.

This Code of Ethics and Business Conduct does not constitute an expressed or implied contract or offer of employment. Any of its provisions may be changed or revoked without notice.

bio-techne®